Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Bob Puccini
Investor Relations
(720) 895-7787 bob.puccini@arris.com

ARRIS ANNOUNCES PRELIMINARY AND UNAUDITED

THIRD QUARTER 2015 RESULTS

Suwanee, Ga. (October 28, 2015) ARRIS Group, Inc. (NASDAQ:ARRS) today announced preliminary and unaudited financial results for the third quarter 2015.

Third Quarter 2015 Financial Highlights

•	Revenues were $1,221.4 million

•	GAAP net income was $0.18 per diluted share

•	Adjusted net income (a non-GAAP measure) was $0.56 per diluted share

•	Cash from Operating Activities was $212.7 million

•	End-of-quarter cash resources were $781.1 million

•	Order backlog was $559.0 million

•	Book-to-bill ratio was 0.92

“Our third quarter results were in line with our expectations and are lower than the third quarter of last year when we were launching an unprecedented number of new products. We continue to encounter headwinds, in particular those related to Telco capex, industry consolidations and the strong US dollar. With respect to the fourth quarter 2015, we expect revenues will be in the range of $1,100 million to $1,150 million, with adjusted net income per diluted share in the range of $0.40 to $0.45 and GAAP net income per diluted share in the range of $0.05 to $0.10,” said Bob Stanzione, ARRIS Chairman and CEO. “I remain confident about our future business prospects as we weather through the current cycles. I am looking forward to closing the pending Pace acquisition which will make us even better positioned for future growth. Last week the shareholders of both ARRIS and Pace approved the combination and we continue to work to satisfy the remaining regulatory conditions to close the transaction.”

Revenues in the third quarter 2015 of $1,221.4 million were down $184.0 million, or 13.1% as compared to third quarter 2014 revenues of $1,405.4 million. Third quarter revenues were down $38.7 million or 3.1%, as compared to second quarter 2015 revenues of $1,260.1 million.

Through the first three quarters of 2015, revenues of $3,696.7 million were down $362.8 million, or 8.9% as compared to the first three quarters of 2014 revenues of $4,059.5 million.

Adjusted net income (a non-GAAP measure) in the third quarter 2015 was $0.56 per diluted share, as compared to $0.81 per diluted share for the third quarter 2014, a decrease of $0.25 per diluted share. Adjusted net income increased $0.03 per diluted share, as compared to the second quarter 2015 adjusted net income of $0.53 per diluted share.

Year to date, adjusted net income of $1.53 per diluted share for 2015 is a decrease of $0.45 as compared to the first nine months of 2014 adjusted net income of $1.98 per diluted share.

A reconciliation of adjusted net income per diluted share to GAAP net income per diluted share is attached to this release and also can be found on the Company’s website (www.arris.com).

GAAP net income in the third quarter 2015 was $0.18 per diluted share, as compared to the third quarter 2014 GAAP net income of $0.37 per diluted share, a decrease of $0.19 per diluted share. GAAP net income increased $0.07 per diluted share as compared to the second quarter 2015 GAAP net income of $0.11 per diluted share. Year to date, GAAP net income of $0.42 per diluted share for 2015 is a decrease of $0.49 as compared to the first nine months of 2014 GAAP net income of $0.91 per diluted share.

Cash & Cash Equivalents - The Company ended the third quarter 2015 with $781.1 million of cash, cash equivalents and short-term investments, as compared to $622.8 million at the end of the second quarter 2015, in the aggregate. The Company generated $212.7 million of cash from operating activities during the third quarter 2015, as compared to $81.9 million generated during the third quarter 2014. Through the first nine months of 2015, the Company generated $221.3 million of cash from operating activities. This compares to $329.2 million generated during the same period in 2014.

Order backlog at the end of the third quarter 2015 was $559.0 million as compared to $594.1 million and $651.3 million at the end of the third quarter 2014 and the second quarter 2015, respectively. The Company’s book-to-bill ratio in the third quarter 2015 was 0.92 as compared to the third quarter 2014 of 0.86 and the second quarter 2015 of 0.94.

ARRIS management will conduct a conference call at 5:00 pm EDT, today, Wednesday, October 28, 2015, to discuss these results in detail. You may participate in this conference call by dialing 888-713-4213 or 617-213-4865 for international calls prior to the start of the call and providing the ARRIS Group, Inc. name, conference pass code 42116386 and Bob Puccini as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through November 4,

2015, by dialing 888-286-8010 or 617-801-6888 for international calls and using the pass code 18378787. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arris.com.

About ARRIS

ARRIS Group, Inc. (NASDAQ: ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. Together, we are inventing the future. For more information, visit www.arris.com.

For the latest ARRIS news:

•	Check out our blog: ARRIS EVERYWHERE

•	Follow us on Twitter: @ARRIS

No Offer or Solicitation

This release is provided for informational purposes only and does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

Statements made in this press release, including those related to:

•	growth expectations and business prospects;

•	revenues and net income for the fourth quarter 2015, and beyond;

•	the Pace acquisition;

•	expected sales levels and acceptance of new ARRIS products; and

•	the general market outlook and industry trends

are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

•	projected results for the fourth quarter 2015 as well as the general outlook for 2015 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are largely beyond management’s control;

•	ARRIS may fail to realize the expected benefits of the announced acquisition of Pace; there may be negative effects relating to the announcement of the transaction or any further announcements relating to the transaction; and ARRIS may incur significant transaction costs and/or unknown liabilities;

•	completion of the Pace acquisition is subject to satisfaction of a number of conditions outside of ARRIS’ control, including receipt of the remaining necessary regulatory approvals;

•	the strengthening U.S. Dollar may adversely impact ARRIS’ international customer’s ability or willingness to purchase products and the pricing of ARRIS products;

•	ARRIS’ customers operate in a capital intensive consumer based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that the Company offers;

•	because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

•	announced transactions within our customer base, including the proposed acquisition by Frontier Communications of several properties owned by Verizon, the proposed acquisitions of Suddenlink and Cablevision by Altice, and the announced acquisition of Time Warner by Charter may have an impact on the amount and/or timing of customer’s spending.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property; market trends and the adoption of industry standards. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2015. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise, except as required by law.

UK Takeover Code Directors’ Confirmation

The statements above with respect to adjusted net income per diluted share and GAAP net income per diluted share for the fourth quarter 2015 constitute a profit forecast for the purposes of the UK City Code on Takeovers and Mergers (the “Profit Forecast”). The Profit Forecast has been prepared on a basis consistent with ARRIS’ accounting policies, which are in accordance with U.S. GAAP.

The Profit Forecast is based on the following assumptions:

Factors outside the control of ARRIS:

•	there will be no material changes to the conditions of the markets in which ARRIS operates, including material changes in the capital spending of ARRIS’ customers during the fourth quarter;

•	foreign currency exchange rates, interests rates and tax rates in the geographic markets in which ARRIS operates remain materially unchanged from the currently prevailing rates;

•	there will be no material interruptions in the delivery of components for the manufacture of ARRIS’ products or the delivery of finished products to customers;

•	there will be no material adverse changes to existing global macroeconomic or political conditions;

•	there will be no material regulatory developments that affect ARRIS’ operations or the operations of its customers; and

•	there will be no material adverse events that have a significant impact on ARRIS’ financial condition.

Factors within the control of ARRIS:

•	there will be no material acquisitions or dispositions completed by ARRIS prior to December 31, 2015;

•	there will be no material change in the supplier base of ARRIS;

•	ARRIS’s operational costs will not change materially prior to December 31, 2015;

•	there will be no material change in the business or operational strategy of ARRIS; and

•	there will be no material changes to the management of ARRIS.

The Directors of ARRIS Group, Inc. confirm that the Profit Forecast has been properly compiled on the basis of the assumptions stated above and the basis of accounting used in preparing the Profit Forecast is consistent with the accounting policies of ARRIS Group, Inc.

# # # # #

ARRIS GROUP, INC.

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$673,346	$490,939	$499,482	$565,790	$526,999
Short-term investments, at fair value	107,777	128,852	129,073	126,748	66,817

Total cash, cash equivalents and short term investments	781,123	619,791	628,555	692,538	593,816
Restricted cash	—	—	—	—	1,022
Accounts receivable, net	647,726	785,869	819,918	598,603	684,722
Other receivables	8,684	11,268	15,054	10,640	18,227
Inventories, net	367,536	389,556	372,379	401,165	368,628
Prepaid income taxes	29,071	26,413	13,380	11,023	4,431
Prepaids	26,430	36,746	31,814	27,497	34,311
Current deferred income tax assets	104,345	105,384	115,926	113,390	64,948
Other current assets	153,526	108,134	80,943	61,450	80,426

Total current assets	2,118,442	2,083,161	2,077,969	1,916,306	1,850,531
Property, plant and equipment, net	319,443	324,154	325,727	366,431	371,496
Goodwill	1,016,696	1,017,430	938,645	936,067	938,265
Intangible assets, net	868,054	923,837	919,876	943,388	1,000,441
Investments	74,924	75,381	76,492	77,640	74,985
Noncurrent deferred income tax assets	70,557	87,291	88,366	71,686	12,567
Other assets	45,124	47,421	45,711	54,127	59,102

	$4,513,240	$4,558,675	$4,472,786	$4,365,645	$4,307,387

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$558,371	$608,133	$594,690	$480,150	$577,319
Accrued compensation, benefits and related taxes	97,326	78,333	75,849	145,278	130,116
Accrued warranty	35,488	29,176	36,824	42,763	51,277
Deferred revenue	97,490	107,632	107,230	92,772	102,717
Current portion of LT debt & financing lease obligations	48,647	48,594	82,787	73,956	67,062
Current income taxes liability	13,139	9,587	13,092	10,610	15,344
Other accrued liabilities	168,870	155,482	167,430	164,341	180,242

Total current liabilities	1,019,330	1,036,937	1,077,902	1,009,870	1,124,077
Long-term debt & financing lease obligations, net of current portion	1,525,454	1,537,641	1,505,073	1,467,370	1,487,585
Accrued pension	67,570	68,865	68,060	64,917	59,667
Noncurrent income taxes payable	38,145	43,586	42,282	41,082	31,141
Noncurrent deferred income tax liabilities	329	332	412	274	42,926
Other noncurrent liabilities	71,561	92,544	90,428	91,371	71,882

Total liabilities	2,722,388	2,779,905	2,784,157	2,674,884	2,817,278
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	1,819	1,814	1,811	1,796	1,792
Capital in excess of par value	1,762,111	1,765,804	1,745,345	1,739,700	1,725,383
Treasury stock at cost	(331,329)	(331,329)	(331,329)	(306,330)	(306,330)
Accumulated other comprehensive loss	(20,235)	(12,664)	(12,966)	(11,047)	(4,617)
Retained earnings	328,782	302,525	285,768	266,642	73,881

Total ARRIS Group Inc. stockholders’ equity	1,741,147	1,726,150	1,688,629	1,690,761	1,490,109
Stockholders’ equity attributable to noncontrolling interest	49,704	52,620	—	—	—

Total stockholders’ equity	1,790,851	1,778,770	1,688,629	1,690,761	1,490,109

	$4,513,240	$4,558,675	$4,472,786	$4,365,645	$4,307,387

ARRIS GROUP, INC.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$1,221,416	$1,405,445	$3,696,650	$4,059,534
Cost of sales	862,083	969,711	2,636,400	2,857,613

Gross margin	359,333	435,734	1,060,250	1,201,921
Operating expenses:
Selling, general, and administrative expenses	101,685	103,497	309,219	314,991
Research and development expenses	132,204	142,802	400,932	421,077
Amortization of intangible assets	57,132	57,100	171,062	179,835
Integration, acquisition, restructuring and other costs	7,532	10,226	20,996	34,246

	298,553	313,625	902,209	950,149

Operating income	60,781	122,109	158,041	251,772
Other expense (income):
Interest expense	14,748	14,217	56,570	49,041
Loss on investments	3,446	6,368	6,565	11,278
Loss on foreign currency	10,843	3,107	4,204	3,760
Interest income	(513)	(653)	(1,792)	(1,937)
Other (income) expense, net	(2,827)	(63)	5,170	6,530

Income before income taxes	35,083	99,133	87,324	183,100
Income tax expense	11,737	44,507	29,710	48,649

Consolidated net income	23,346	54,626	57,614	134,451
Net loss attributable to noncontrolling interests	(2,911)	—	(4,526)	—

Net income attributable to ARRIS Group, Inc.	$26,257	$54,626	$62,139	$134,451

Net income per common share (1):
Basic	$0.18	$0.38	$0.43	$0.93

Diluted	$0.18	$0.37	$0.42	$0.91

Weighted average common shares:
Basic	146,781	144,967	146,146	144,085

Diluted	149,422	148,753	149,232	147,996

(1)	Calculated based on net income attributable to shareowners of ARRIS Group, Inc.

ARRIS GROUP, INC.

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Operating Activities:
Consolidated net income	$23,346	$54,626	57,614	$134,451
Depreciation	17,306	20,538	54,243	60,213
Amortization of intangible assets	58,283	57,099	173,984	179,835
Amortization of deferred finance fees and debt discount	1,682	2,182	7,975	9,376
Deferred income tax provision (benefit)	21,760	(5,474)	14,971	(19,503)
Stock compensation expense	16,289	13,495	46,556	39,812
Provision for doubtful accounts	4	4,041	2,253	5,285
Loss (gain) on disposal of fixed assets	36	(58)	6,058	3,128
Loss on investments	3,445	6,368	6,564	11,278
Excess tax benefits from stock-based compensation plans	12,488	(3,326)	(354)	(14,651)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	138,139	34,764	(50,221)	(69,272)
Other receivables	3,436	(2,418)	749	(10,465)
Inventory	15,762	(70,780)	27,371	(38,499)
Income taxes payable/recoverable	(4,548)	32,587	(21,303)	31,002
Accounts payable and accrued liabilities	(25,051)	(59,185)	3,866	2,865
Prepaids and other, net	(69,631)	(2,524)	(108,987)	4,381

Net cash provided by operating activities	212,746	81,935	221,339	329,236
Investing Activities:
Purchases of investments	(16,522)	(9,886)	(47,625)	(33,046)
Sales of investments	31,810	4,638	61,425	29,319
Purchases of property, plant & equipment, net	(13,377)	(15,467)	(37,698)	(41,759)
Proceeds from sale-leaseback transaction	—	—	24,960	—
Acquisition, net of cash acquired	—	—	(97,905)	84
Purchases of intangible assets	—	—	(34,340)	—
Other, net	67	—	2,971	19

Net cash provided by (used in) investing activities	1,978	(20,715)	(128,212)	(45,383)
Financing Activities:
Proceeds from sale-leaseback financing transaction	—	—	58,729	—
Payment of financing lease obligation	—	—	(105)	—
Payment of debt obligations	(12,375)	(13,750)	(41,125)	(195,903)
Payment for debt discount	—	—	(3,247)	—
Payment for deferred financing costs	—	—	(4,992)	—
Repurchase of common stock	—	—	(24,999)	—
Excess income tax benefits from stock-based compensation plans	(12,488)	3,326	354	14,651
Repurchase of shares to satisfy employee minimum tax withholdings	(7,466)	(7,193)	(32,452)	(29,605)
Fees and proceeds from issuance of common stock, net	12	119	8,016	11,565
Capital contribution from non-controlling interest	—	—	54,250	—

Net cash (used in) provided by financing activities	(32,317)	(17,498)	14,429	(199,292)
Net increase (decrease) in cash and cash equivalents	182,407	43,722	107,556	84,561
Cash and cash equivalents at beginning of period	490,939	483,277	565,790	442,438

Cash and cash equivalents at end of period	$673,346	$526,999	$673,346	$526,999

ARRIS GROUP, INC.

PRELIMINARY SUPPLEMENTAL SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

	Q3 2014		Q2 2015		Q3 2015		Sep YTD 2014		Sep YTD 2015
		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount		Amount
Sales	$1,405,446		$1,260,077		$1,221,416		$4,059,533		$3,696,651
Highlighted items:
Acquisition accounting impacts of deferred revenue	780		—		—		$4,475		$—

Sales excluding highlighted items	$1,406,226		$1,260,077		$1,221,416		$4,064,008		$3,696,651

	Q3 2014		Q2 2015		Q3 2015		Sep YTD 2014		Sep YTD 2015
		Per Diluted		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount	Share	Amount	Share
Net income attributable to ARRIS Group, Inc.	$54,626	$0.37	$16,758	$0.11	$26,257	$0.18	$134,451	$0.91	$62,139	$0.42
Highlighted items:
Impacting gross margin:
Stock compensation expense	1,824	0.01	2,214	0.01	2,284	0.02	4,934	0.03	6,289	0.04
Acquisition accounting impacts of deferred revenue	47	—	—	—	—	—	3,048	0.02	—	—
Impacting operating expenses:
Integration, acquisition, restructuring and other costs	10,226	0.07	12,566	0.08	7,531	0.05	34,246	0.23	20,995	0.14
Amortization of intangible assets	57,100	0.38	56,783	0.38	57,132	0.38	179,836	1.22	171,062	1.15
Stock compensation expense	11,671	0.08	14,079	0.09	14,005	0.09	34,878	0.24	40,267	0.27
Non GAAP items included in Noncontrolling interest	—	—	(799)	(0.01)	(791)	(0.01)	—	—	(1,590)	(0.01)
Impacting other (income) / expense:
Impairment on Investments	4,000	0.03	150	—	—	—	7,000	0.05	150	—
Debt amendement fees	—	—	14,382	0.10	669	—	—	—	15,051	0.10
Credit facility - ticking fees	—	—	—	—	678	—	—	—	678	—
Asset held for sale impairment	—	—	—	—	—	—	2,125	0.01	—	—
Foreign exchange contract (gains) losses related to cash consideration of Pace acquisition	—	—	(6,845)	(0.05)	15,429	0.10	—	—	8,584	0.06
Adjustment to liability related to foreign tax credit benefits	—	—	—	—	(3,669)	(0.02)	—	—	(3,669)	(0.02)
Loss on sale of building	—	—	—	—	—	—	—	—	5,142	0.03
Impacting income tax expense:
Net tax items	(19,375)	(0.13)	(30,122)	(0.20)	(35,845)	(0.24)	(107,429)	(0.73)	(96,500)	(0.65)

Total highlighted items	65,493	0.44	62,408	0.42	57,423	0.38	158,638	1.07	166,459	1.12

Net income excluding highlighted items	$120,119	$0.81	$79,166	$0.53	$83,680	$0.56	$293,089	$1.98	$228,598	$1.53

Weighted average common shares - basic
Weighted average common shares - diluted		148,753		149,276		149,422		147,995		149,232

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Acquisition Accounting Impacts Related to Deferred Revenue: In connection with our acquisitions of Motorola Home, business combination rules require us to account for the fair values of arrangements for which acceptance has not been obtained, and post contract support in our purchase accounting. The non-GAAP adjustment to our sales and cost of sales is intended to include the full amounts of such revenues. We believe the adjustment to these revenues is useful as a measure of the ongoing performance of our business. We have historically experienced high renewal rates related to our support agreements and our objective is to increase the renewal rates on acquired post contract support agreements; however, we cannot be certain that our customers will renew our contracts.

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of options and restricted stock. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Integration, Acquisition, Restructuring and Other Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income measures. We incurred expenses in connection with the Active Video Joint Venture, the Motorola Home acquisition, the anticipated Pace acquisition and, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring and other costs consist of employee severance, abandoned facilities, product line disposition and other exit costs. We believe it is useful to understand the effects of these items on our total operating expenses.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Noncontrolling Interest share of Non-GAAP Adjustments: In the second quarter of 2015, ARRIS and Charter formed a joint venture that acquired Active Video Networks, Inc.. ARRIS and Charter own 65% and 35%, respectively, of the joint venture. The joint venture is accounted for by ARRIS under the consolidation method. As a result, the consolidated statement of operations include the revenues, expenses, and gains and losses of the noncontolling interest. The amount of net income (loss) related to the noncontrolling interest are reported and presented separately in the consolidated statement of operations. We have excluded the noncontrolling share of any non GAAP adjusted measures recorded by the joint venture, as we believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Impairment of Investment: We have excluded the effect of an other-than-temporary impairment of a cost method investment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Debt Amendment Fees: In the second quarter of 2015, the Company amended its credit agreement. This debt modification allowed us to improve the terms and conditions of the credit agreement, extend the maturities of certain loan facilities, increase the amount of the revolving credit facility, and add a new term A-1 loan facility. It is our intent that the new term A-1 loan facility be funded upon the closing of the Pace Acquisition. If the Pace acquisition does not close, the entire facility is available to ARRIS so long as the first $400 million drawn is used to reduce other debt; the remaining $400 million can be used for general corporate purposes. Certain fees related to the debt modification have already been paid, and other fees related to the new term A-1 loan facility will be paid upon funding. We believe it is useful to understand the effect of this on our other expense (income).

Credit Facility - Ticking Fees: In connection with our acquisition of Pace plc, the cash portion of the consideration was funded through debt financing commitments. A ticking fee is a fee paid to our banks to compensate for the time lag between the commitment allocation on a loan and the actual funding. We have excluded the effect of the ticking fee in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Adjustment to Liability Related to Foreign Tax Credit Benefits: In connection with our acquisition of Motorola Home, we have obtained certain foreign tax credit benefits for which we have recorded a liability to Google resulting from certain provisions in the acquisition agreement. The expense and subsequent adjustments related to this liability has been recorded as part of other expense (income). We have excluded the effect of the expense in the calculation of our non-GAAP financial measures. We believe it is useful to understand the effects of this item on our total other expense (income).

Asset Held for Sale Impairment: In the second quarter of 2014, we entered into a contract to facilitate the sale of a building at less than its carrying value. The asset has been reclassified as held for sale and was measured at the lower of its carrying amount or fair value less cost to sell. We have recorded an initial impairment charge to reduce the assets carrying amount to its fair value less costs to sell in the period the held for sale criteria were met. We have excluded the effect of the asset held for sale impairment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Foreign Exchange Contract (Gains) Losses Related to Cash Consideration of Pace Acquisition: In the second quarter of 2015, the Company announced its intent to acquire Pace plc in exchange for stock and cash. We subsequently entered into foreign exchange forward contracts in order to hedge the foreign currency risk associated with the cash consideration of the Pace Acquisition. These foreign exchange forward contracts were not designated as hedges, and accordingly, all changes in the fair value of these instruments are recognized as a loss (gain) on foreign currency in the Consolidated Statements of Operations. We believe it is useful to understand the effect of this on our other expense (income).

Loss on Sale of Building: In the first quarter of 2015, the Company sold land and a building that qualified for sale-leaseback accounting and was classified as an operating lease. A loss has been recorded on the sale. We have excluded the effect of the loss on sale of property in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Income Tax Expense (Benefit): We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to tax and legal restructuring, state valuation allowances, research and development tax credits and provision to return differences.